[LETTERHEAD OF BROCKER TCHNOLOGY GROUP]

          Brocker Signs Investment Banking Agreement with Kaufman Bros.
                  to Advise on U.S. Acquisitions and Financing


EDMONTON,  Alberta - October 27, 2000.  Brocker  Technology Group Ltd.  (Nasdaq:
BTGL, TSE:BKI) announces the engagement of Kaufman Bros., L.P. ("Kaufman"), of New York City, to act as its investment banker and to provide Brocker with corporate capital planning and financial advisory services relative to acquisitions in North America.

Brocker has initiated a program of acquisitions in North America as part of its strategy to increase its presence in this important market. Brocker has a history of acquisitions, the most recent being the recently announced agreements with Datec Group, Certus Project Consulting, and KyxPyx. These are businesses with complementary products or services that extend or enhance Brocker's existing portfolio of offerings, and increase its geographic footprint. Future acquisitions in North America and elsewhere will meet similar criteria.

Kaufman Bros., L.P. (www.kbro.com) is a research-based, full-service investment bank, securities trading firm, and brokerage operation serving the emerging growth communications marketplace. Anchored by research in the communications sector, Kaufman Bros. offers corporate clients financing solutions in both public and private markets, and advisory services including mergers and acquisitions, as well as equity sales and trading expertise for institutional and individual investors. The firm focuses solely on communications companies. By leveraging its expertise in the communications sector and investment banking, Kaufman Bros. brings industry-specific knowledge and experience to a clientele of emerging growth companies and investors competing in communications markets.

President and CEO of Brocker Technology, Michael Ridgway expressed his enthusiasm for working with Kaufman, "Growth by acquisition, particularly to accelerate geographical expansion, has always been a key element of our corporate strategy. Kaufman is the perfect banker for Brocker because of its complete focus on the emerging IT communications industry and because of its banking strengths in the U.S. financial market. Kaufman's advice and contacts will be invaluable to us as we go forward without North America acquisition program."

About Brocker Technology Group Ltd.
Brocker Technology Group Ltd. http://www.brockergroup.com is a global innovator in business-to-business communications focusing on application development, technical consulting services, application hosting, and vendor services (Brocker's original technology distribution and service business). Brocker's e-communications products, collectively called EC Suite (Enterprise Communication Suite), include Supercession http://www.supercession.com
(e-business       transaction       processing       software),       Bloodhound
http://www.bloodhound.co.nz (unified messaging software) and Powerphone (caller ID software that also displays all of the client's transaction history). Brocker has established partnering agreements with KPMG and PeopleSoft. Brocker's Supercession is designed to integrate with PeopleSoft's non-internet based ERP software.



"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and

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uncertainties  that could cause actual results to differ  materially  from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.


COMPANY CONTACTS:

Nigel Murphy
Marketing Communications Manager
Brocker Technology Group
Tel: +64 9 374 2040
Email: nmurphy@brocker.co.nz

Robert Rowell
North American Investor Relations
Tel:  800-299-7823
E-mail: rrowell@brockergroup.com